UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Act of 1934

December 14, 2004
Date of report (Date of earliest event reported)

STONE ENERGY CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12074	72-1235413
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

625 E. Kaliste Saloom Road Lafayette, Louisiana	70508
(Address of Principal Executive Officer)	(Zip Code)

Registrant's telephone number, including area code:  (337) 237-0410

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01    Entry into a Material Definitive Agreement

        On December 14, 2004, we amended our $500 million Credit Agreement among Stone Energy Corporation, as Borrower, Bank of America, N.A., as Administrative Agent, and the financial institutions named therein. The Amendment is described under Item 2.03 of this report and that description is incorporated by reference into this Item 1.01. The Amendment to our Credit Agreement will be filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2004.

        On December 15, 2004, we completed a private offering of $200 million aggregate principal ammount of our 6¾% Senior Notes due 2014 (the 6¾% Notes). In connection with the offering, we entered into a Registration Rights Agreement dated December 15, 2004 with the Initial Purchasers of the 6¾% Notes. We also entered into an Indenture with JPMorgan Chase Bank, National Association, as Trustee, which governs the notes. The Registration Rights Agreement and the Indenture are described under Item 2.03 of this report and those descriptions are incorporated by reference into this Item 1.01.

Section 2 – Financial Information
Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Amendment to Credit Facility:

        On December 14, 2004, we amended our $500 million Credit Agreement among Stone Energy Corporation, as Borrower, Bank of America, N.A., as Administrative Agent, and the financial institutions named therein. The amendment allowed for the issuance of up to $200 million unsecured senior subordinated notes and redetermined the borrowing base under the Credit Agreement to be $400 million.

$200 Million 6¾% Senior Notes due 2014:

        On December 15, 2004, we completed a private offering of $200 million aggregate principal amount of our 6¾% Notes to the Initial Purchasers of the notes. The notes were offered by the initial purchasers pursuant to Rule 144A and Regulation S of the Securities Act of 1933, and may not be sold in the United States absent registration or an applicable exemption from the registration requirements. We used the net proceeds from the offering to reduce existing indebtedness under our Credit Facility.

        The notes were issued pursuant to the terms of an Indenture dated as of December 15, 2004, between Stone Energy Corporation and JPMorgan Chase Bank, National Association, as Trustee. The notes bear interest at a rate of 6¾% per year, and will mature on December 15, 2014. Interest will be payable on June 15 and December 15 of each year, commencing on June 15, 2005.

        The notes will be unsecured senior subordinated obligations and will be subordinated to all of our senior debt, will rank pari passu with all of our senior subordinated indebtedness and will rank senior to all of our future subordinated debt.

        The Indenture limits and restricts our and our subsidiaries’ ability to incur additional debt, pay dividends on, or redeem or repurchase stock, create liens, make specified types of investments, apply net proceeds from certain asset sales, engage in transactions with our affiliates, engage in sale and leaseback transactions, merge or consolidate, restrict dividends or other payments from subsidiaries, sell equity interests of subsidiaries, and sell, assign, transfer, lease, convey or dispose of assets.

        Pursuant to the Registration Rights Agreement dated December 15, 2004 between Stone Energy Corporation and the initial purchasers of the 6¾% Notes, we have agreed, at our expense, to (i) file a registration statement within 90 days after the issue date of the 6¾% Notes enabling the holders to exchange the privately placed 6¾% Notes for registered notes with substantially similar terms, (ii) use commercially reasonable efforts to cause the registration statement to become effective within 180 days after the issue date of the 6¾% Notes, (iii) use commercially reasonable efforts to complete the exchange offer within 210 days after the issue date of the 6¾% Notes and (iv) file a shelf registration statement for the resale of the 6¾% Notes if we cannot effect an exchange offer within the time periods listed above. The interest rate on the 6¾% Notes will increase if we do not comply with our obligations under the Registration Rights Agreement.

        The above description is qualified, in its entirety, by the terms of the Indenture and the Registration Rights Agreement, both of which are filed as an exhibit to this report and are incorporated by reference herein.

Section 9  —  Financial Statements and Exhibits
Item 9.01   Financial Statements and Exhibits

(c)	Exhibits.

Exhibit Number	Description

4.1	Indenture, dated as of December 15, 2004, between Stone Energy Corporation and JPMorgan Chase Bank, National Association, as Trustee.

4.2	Registration Rights Agreement, dated as of December 15, 2004, between Stone Energy Corporation and the Initial Purchasers of the 6¾% Senior Notes due 2014 named therein.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, Stone Energy Corporation has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STONE ENERGY CORPORATION

Date: December 17, 2004	By: /s/ James H. Prince
James H. Prince Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

4.1	Indenture, dated as of December 15, 2004, between Stone Energy Corporation and JPMorgan Chase Bank, National Association, as Trustee.

4.2	Registration Rights Agreement, dated as of December 15, 2004, between Stone Energy Corporation and the Initial Purchasers of the 6¾% Senior Notes due 2014 named therein.